Exhibit 99.4

                             Offer to Exchange
                        8.20% Senior Notes Due 2007
               (Registered Under The Securities Act of 1933)
                    For Any and All of Its Outstanding
                        8.20% Senior Notes Due 2007
                                    of
                            THE LTV CORPORATION
                       Unconditionally Guaranteed By
                          LTV STEEL COMPANY, INC.

To Our Clients:

               We are enclosing herewith a Prospectus, dated _________ __, 1997, of The LTV Corporation, a Delaware corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 8.20% Senior Notes due 2007 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 8.20% Senior Notes due 2007 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

               Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on _________ __, 1997, unless extended.

               The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

               We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

               We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

               Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                                                Very truly yours,